Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of GlobalOptions Group, Inc. on Form SB-2, of our report dated April 25, 2007, with respect to our audits of the financial statements of The Bode Technology Group, Inc. as of December 31, 2006 and 2005 and for the years then ended, which report appears in the Prospectuses, which are part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectuses.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP

New York, New York

July 27, 2007